EXHIBIT 99.1

Sacramento, CA - December 19, 2002

AMERICAN RIVER HOLDINGS INCREASES CASH DIVIDEND BY 45%
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Sacramento, CA - December 19, 2002 - The American River Holdings (Nasdaq:AMRB)
Board of Directors has declared a cash dividend of $0.21 per common share, representing an increase of 44.8% from the last cash dividend declared on June 20, 2002. This marks the fifteenth consecutive increase as well as the twenty-second consecutive semi-annual cash dividend. The cash dividend of $0.21 is the largest cash dividend in American River Holdings' history.

Payable to shareholders of record as of January 10, 2003, the cash dividend of $0.21 will be distributed on January 24, 2003.

Since 1992, American River Holdings has delivered semi-annual cash dividends, six consecutive annual stock dividends, and seventy-five profitable quarters.

American River Holdings is a financial services company with three affiliates, American River Bank, a community business bank with offices in Sacramento and Placer County, North Coast Bank, a community business bank with offices in Sonoma County and first source capital, headquartered in Sacramento, which provides equipment lease financing on a brokerage basis for businesses throughout the country.

Related websites: www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com, www.amrb.com


FORWARD-LOOKING STATEMENTS
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. ___ The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the California energy shortage, the effects of terrorism, including the events of September 11, 2001 and thereafter, and the conduct of the war on terrorism by the United States and its allies, as well as other factors. This entire press release should be read to put such forward-looking statements in context.